SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                      AMENDMENT NO. 1

                             TO

                         FORM 8-K

                             ON

                         FORM 8-K/A

                        CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


                         Date of Report
                        October 15, 1998


                      Energen Corporation
     (Exact name of registrant as specified in its charter)

                            Alabama
         (State or other jurisdiction of incorporation)


           1-7810                            63-0757759
   (Commission File No.)         (IRS Employer Identification No.)


   605 21st Street North
    Birmingham, Alabama                        35203
   (Address of principal                     (Zip Code)
     executive offices)

                         (205) 326-2700
      (Registrant's telephone number including area code)





Item 2. Acquisition or Disposition of Assets

On October 15, 1998, Energen Resources Corporation (Energen Resources), the oil and gas exploration and production subsidiary of Energen Corporation (the Company), purchased the stock of TOTAL Minatome Corporation (TOTAL), a Houston-based unit of TOTAL American Holding Inc. Immediately upon closing the transaction, Energen Resources sold a 31 percent undivided interest in TOTAL's assets to Westport Oil and Gas Company Inc. (Westport), a private Denver-based exploration, acquisition and development company. Energen Resources' net investment totaled approximately $134.6 million, including the assumption of certain legal and financial obligations.

Energen Resources gained an estimated 200 billion cubic feet equivalent of proved domestic oil and natural gas reserves. Approximately half of the proved reserves are concentrated in north Louisiana. Other reserve locations include the San Juan Basin in New Mexico, the Permian Basin in West Texas, offshore Gulf of Mexico, southern Louisiana, and the Rockies. Approximately 75 percent of the reserves are natural gas, and approximately 60 percent are proved developed producing. Energen Resources plans to spend an estimated $70 million over the next several years to fully exploit the approximately 40 percent of behind pipe and proved undeveloped reserves.

The Company used a portion of its existing short-term credit facilities to acquire the foregoing properties and expects to refinance a portion of this acquisition through future issuances of long-term debt and equity.


Item 7.   Financial Statements and Exhibits

      (a)Financial Statements of Business Acquired

          See "Index to Financial Statements - Financial Statements of the Acquired Company" on page 4.

      (b)Pro Forma Financial Information

          See "Index to Financial Statements - Unaudited Pro Forma Consolidated Financial Statements" on page 4.

                           SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     ENERGEN CORPORATION





DATE:     December 28, 1998        By   /s/  Grace B. Carr
                                   Grace B. Carr
                                   Controller of Energen Corporation

                 INDEX TO FINANCIAL STATEMENTS

                                                           Page

Financial Statements of the Acquired Company:
   Report of Independent Public Accountants                  5
   Consolidated Balance Sheets as of December 31, 1997
      and 1996                                               6
   Consolidated Statements of Operations for the years ended
December 31, 1997, 1996 and 1995                              8
Consolidated Statements of Stockholders' Equity for
      the years ended December 31, 1997, 1996 and 1995       9
Consolidated Statements of Cash Flows for the years ended
       December 31, 1997, 1996 and 1995                     10
   Notes to Consolidated Financial Statements               11
   Supplementary Oil and Gas Disclosures for the
       acquired Company (Unaudited)                         15
   Unaudited Consolidated Statements of Operations for
        the nine months ended September 30, 1998 and 1997    19
   Unaudited Consolidated Balance Sheets as of
       September 30, 1998 and December 31, 1997             20
   Notes to Unaudited Consolidated Financial Statements      21

Unaudited Pro Forma Consolidated Financial Statements:
   Explanatory Note                                        22
   Unaudited Pro Forma Consolidated Statement of
       income for the Year Ended  September 30, 1998       23
   Unaudited Pro Forma Consolidated Balance Sheet
       as of September 30, 1998                            24
   Notes to Unaudited Pro Forma Consolidated
    Financial Statements                                   25

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Stockholders and
Board of Directors of
TOTAL MINATOME CORPORATION and subsidiary:

We have audited the accompanying consolidated balance sheets of TOTAL MINATOME CORPORATION (a Delaware corporation and ultimately a wholly-owned subsidiary of TOTAL America, Inc.) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TOTAL MINATOME CORPORATION and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31,1997, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP
Houston, Texas
January 30, 1998

                    TOTAL MINATOME CORPORATION AND SUBSIDIARY
             CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1997 AND 1996



                                               1997         1996
              ASSETS                         (Thousands of Dollars)

CURRENT ASSETS:

 Cash                                       $     139   $     193
 Advances to affiliates                        94,295      85,829
 Accounts receivable, net of allowance
   for doubtful accounts of $518,000
   and $543,000 in 1997 and 1996,           25,586         26,870
   Respectively
  Assets held for sale                      -           143
  Inventories, at lower of cost or market   202         301
  Prepaid expenses and other                480             1,163
                                            ---------   ---------
        Total current assets                120,702       114,499
                                            ---------   ---------
PROPERTY AND EQUIPMENT:
 Oil and gas properties, successful-
   efforts method of accounting -
    Proved properties                       592,235       612,485
    Unproved properties                     14,109          4,896
 Other property and equipment               14,534         12,178
                                            ---------   ---------
                                            620,878       629,559
Accumulated depreciation, depletion and     (457,715)    (492,614)
 amortization
                                            ---------   ---------
        Net property and equipment          163,163       136,945
                                            ---------   ---------

OTHER LONG-TERM ASSETS                      5,951           5,292
                                            ---------   ---------
                                            $ 289,816   $ 256,736
                                            =========   =========


        The accompanying notes are an integral part of these statements.

                    TOTAL MINATOME CORPORATION AND SUBSIDIARY
             CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1997 AND 1996



                                              1997        1996
   LIABILITIES AND STOCKHOLDERS' EQUITY    (Thousands of Dollars)

CURRENT LIABILITIES:
 Accounts payable and accrued liabilities  $  39,151   $  32,968

LONG-TERM DEBT TO AFFILIATES (Note 3)        115,000     115,000

OTHER LONG-TERM LIABILITIES                   13,570      15,194
                                           ---------   ---------
          Total liabilities                  167,721     163,162
                                           ---------   ---------
STOCKHOLDERS' EQUITY
 Preferred stock, $100 par value, 500,000
   shares authorized, 470,000 shares
   issued and outstanding (Note 4)            47,000     47,000
  Common stock, $10 par value, 1,000
   shares authorized, issued and
   outstanding                             10          10
  Additional paid-in capital                551,970     551,655
  Accumulated deficit
                                           (476,885)   (505,091)
                                           ---------   ---------
          Total stockholders' equity       122,095     93,574
                                           ----------  ---------

                                           $  289,816  $  256,736
                                           ==========  ==========


        The accompanying notes are an integral part of these statements.

                    TOTAL MINATOME CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 and 1995



                                    1997        1996        1995
                                       (Thousands of Dollars)
REVENUES AND OTHER INCOME:
  Crude oil and condensate       $ 28,296    $38,653     $35,949
  Natural gas and natural gas    85,114      84,009      54,018
   liquids
  Other income                   18,482      12,303      14,393
                                 ---------   ---------   ---------
                                 131,892     134,965     104,360
COSTS AND EXPENSES:
 Lease operating expense          24,527      23,117      23,226
 Production and other taxes        4,318       4,157       3,629
  Impairment of oil and gas
   properties
         Unproved                1,000       1,214       856
         Proved                  -           -            27,538
 Oil and gas exploration
   expenses                      10,417      5,707         7,454
 Depreciation, depletion and
   amotization                   40,219      43,031      44,769
 General and administrative       10,645      10,414      11,068
 Interest expense (Note 6)        10,418      10,263      13,084
 Other expense                     2,142       2,052       1,351
                                 -------     -------     -------
                                 103,686     99,955      132,975
                                 -------     --------    --------
NET INCOME (LOSS)                $ 28,206    $ 35,010    $(28,615)
                                 ========    ========    ========



The accompanying notes are an integral part of  these statements.

                    TOTAL MINATOME CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                           Additional
                         Preferred Common   Paid-In   Accumulated
                           Stock   Stock    Capital     Deficit    Total
                                    (Thousands of Dollars)


BALANCE, DECEMBER 31, 1994 $47,000   $10 $521,655  $(511,486)  $ 57,179

  Capitalization of loans
   from parent                 -       -    30,000          -    30,000
  Net loss                     -       -         -   (28,615)  (28,615)
                          ------    ----    ------    -------   -------

BALANCE, DECEMBER 31, 1995 47,000     10   551,655  (540,101)   58,564

  Net income                  -       -         -     35,010     35,010
                           -----    ----     -----     ------    ------
BALANCE, DECEMBER 31,
 1996                     47,000      10  551,655   (505,091)   93,574

  Capital contribution
   by parent                   -       -      315           -       315
  Net income                   -       -        -      28,206    28,206
                           -----    ----    ------  --------- ---------
BALANCE, DECEMBER 31,
 1997                    $47,000     $10  $551,970  $(476,885) $122,095
                         =======     ===   =======    =======   =======


        The accompanying notes are an integral part of these statements.

                    TOTAL MINATOME CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 and 1995

                                             1997        1996        1995
                                                (Thousands of Dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                      $  28,206    $  35,010    $(28,615)
                                         ---------    ---------    ---------
  Adjustments to reconcile net income
   (loss) to
    Net cash provided by operating
      activities -
     Depreciation, depletion and         40,219       43,031       44,769
      amortization
     Gain on sale of assets              (7,617)      (2,486)      (34)
     Impairment of oil and gas           1,000        1,214        28,394
      properties
     Oil and gas exploration expenses    10,417       5,707        7,454
     Compensation expense related to
      employee stock purchases           315          -            -
     Changes in working capital -
      (Increase) decrease in accounts    1,284        (4,717)      1,044
       receivable
      (Increase) decrease in prepaid     1,958        (923)        (478)
       expenses and other
      (Increase) decrease in other long- (729)        (1,002)      1,349
       term assets
      Increase (decrease) in accounts
       payable and accrued liabilities   1,132        146          (1,977)
      Increase (decrease) in other long- (1,218)      1,611        (3,113)
       term liabilities
                                         ---------    ---------    ---------
           Total adjustments             46,761       42,581       77,408
                                         ---------    ---------    ---------
 Net cash provided by operating          74,967       77,591       48,793
  activities
                                         ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales of assets           13,329       4,132        -
 Oil and gas exploration, development
  and acquisition costs                  (79,867)     (45,047)     (48,555)
                                         ---------    ---------    ---------
 Net cash used in investing activities   (66,538)     (40,915)     (48,555)
                                         ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances (to) from affiliate           (8,466)      (37,063)     110
  Other                                  (17)         (20)         (28)
                                         ---------    ---------    ---------
  Net cash provided by (used in)         (8,483)      (37,083)     82
   financing activities
NET INCREASE (DECREASE) IN CASH          (54)         (407)        320
                                        ---------    ---------    ---------
CASH AT BEGINNING OF YEAR                193          600          280
                                         ---------    ---------    ---------
CASH AT END OF YEAR                      $   139      $    193     $    600
                                         =======      =======      ========
SUPPLEMENTAL INFORMATION:
  Interest paid                          $ 10,418     $  10,368    $ 13,084
                                         ========     =========    ========

        The accompanying notes are an integral part of these statements.

                   TOTAL MINATOME CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and summary of
      significant accounting policies-

    Organization and operations-

TOTAL MINATOME CORPORATION (TMC) is ultimately a wholly-owned subsidiary of TOTAL America, Inc. (TAI). TAI is a wholly-owned subsidiary of TOTAL, a major international energy company organized in France. TMC and its wholly-owned subsidiary, Horse Creek Trading and Compression Company (HCT&CC), are engaged in the acquisition, exploration and development of oil and gas properties in the United States.

    Oil and gas properties-

TMC uses the successful-efforts method of accounting for its oil and gas activities. Under the successful-efforts method, costs of productive wells, development dry holes and productive leases are capitalized and amortized on a units-of-production basis over the life of the estimated proved reserves. Cost centers for amortization purposes are determined on a field-by-field basis. The estimated future costs of offshore facilities abandonment are amortized as part of depreciation, depletion and amortization expense.

Proved properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of properties may not be realizable. The carrying values of the properties on a field-by-field basis are compared to their estimated future cash flows based on TMC's internal economic assumptions. If the carrying value of the field exceeds its estimated future cash flows, the field is impaired to its fair value. Fair value is determined by discounting the estimated future cash flows.

Oil and gas leasehold costs are capitalized when incurred. Individually significant unproved properties are assessed periodically and any impairments in value are charged to expense. The acquisition costs of all unproved properties that are not individually significant are aggregated and amortized based on the average holding period of the properties.

Geological and geophysical costs and lease rentals are expensed as incurred. Exploratory drilling costs, including stratigraphic test wells, are initially capitalized but are expensed if the well is determined to be unsuccessful.

The costs of evaluating potential acquisitions of proved oil and gas properties are capitalized when incurred. If a property acquisition is consummated, these evaluation costs are capitalized as part of the total cost of the acquisition. Evaluation costs of acquisitions not completed are expensed.

    Other property and equipment-

Other property and equipment consists primarily of office furniture and equipment. The assets are depreciated using the straight-line method based on the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred. Renewals and betterments which extend the useful lives of assets are capitalized.

    Financial instruments-

TMC enters into hedging instruments to minimize the impact of oil and natural gas price fluctuations. Gains and losses on these activities are recognized in oil and gas revenues when the hedged production occurs.

TMC accounts for all other transactions which do not qualify as hedges under the marked-to-market method of accounting. Under this methodology, forward contracts, swaps, options and futures contracts are reflected at market value and the resulting unrealized gains and losses are recognized currently in the consolidated statements of income. The net gains and losses are determined on a counterparty-by-counterparty basis, netted when a contractual right of offset exists, and are reflected as either an asset or liability on the consolidated balance sheets.

    Gas imbalances-

TMC follows the entitlement method of accounting for gas imbalances. Receivables for gas undertakes of $5.7 million and $5.0 million as of December 31, 1997 and 1996, respectively, are included in Other Long-Term Assets. Payables and deferred revenues for gas overtakes of $7.2 million and $8.7 million as of December 31, 1997 and 1996, respectively, are included in Other Long-Term Liabilities.

    Use of estimates-

The preparation of these financial statements required the use of certain estimates by management in determining TMC's assets, liabilities, revenues, and expenses. A significant uncertainty exists in estimating proved reserve quantities and in projecting the future rate of production and timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of hydrocarbons and cannot be measured in an exact way. Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing operating conditions.

    New accounting pronouncements-

In June 1997, the Financial Accounting Standards Board (FASB) issued a new standard (SFAS No. 130 "Reporting Comprehensive Income") on reporting comprehensive income. TMC is required to adopt the new standard no later than its fiscal year ending December 31, 1998, although earlier implementation is permitted. Adoption of the new standard requires reclassification of financial statements for prior periods provided for comparative purposes. TMC expects to adopt the new standard effective January 1, 1998. TMC does not expect the adoption of this standard to have a material effect on TMC's financial position or its results of operations.

(2) Hedging activities-

TMC utilizes crude oil and natural gas swap agreements to manage the impact of changes in crude oil and natural gas prices. In the swaps, TMC receives the difference between a fixed price and a price based upon a third-party index if the index price is lower. If the index price is higher, TMC pays the difference. The swaps are to be settled at the time the index is published. The swaps expose TMC to off-balance-sheet risks arising from increases in prices, basis risk associated with differences between various indices, and from the unlikely event of non-performance by the counterparty. TMC has substantially eliminated the basis risk by using an index which represents the actual sales price for the majority of the hedged production. TMC has hedged approximately 24% of its estimated 1998 natural gas production at average prices per MMBTU of $2.41. While these transactions have no carrying value, the fair value, represented by the estimated amount that would be required to terminate the contracts was, at December 31, 1997, a net gain of $1.7 million.

(3) Long-term debt-

Long-term debt to affiliates at December 31, 1997 and 1996 consisted of the following:

                                                1997    1996
                                              (Thousands of Dollars)
Amount due to Total Energy Capital, Inc.
 (TECI):
  Note payable; interest at the prime rate,
    8.5%
    at December 31, 1997; secured by TOTAL
    guaranty
    and due on demand.                      $  65,000    $ 65,000

Amount due to Total Energy Resources Finance, Inc.
(TERFIN):
  Note payable; interest at the prime rate,
     8.5% at
     December 31, 1997; secured by TOTAL
     guaranty
     and due on demand.                        50,000      50,000
                                            --------     --------
                                             $ 115,000  $ 115,000
                                             =========  =========

The notes are classified as long-term because TMC has the ability to refinance the amounts outstanding using a $150 million long-term credit agreement with TAI. Since these notes provide for market sensitive rates of interest, management believes that the recorded value approximates fair value.

(4) Preferred stock-

In April 1987, TMC issued 270,000 shares of preferred stock to TERFIN for $27 million with an annual dividend rate of 8%. In December 1989, TMC issued 200,000 additional shares of preferred stock to TERFIN for $20 million with an annual dividend rate of 7%. Dividends are payable if and when declared by TMC's board of directors, are cumulative and have a preference over all payments with respect to common stock. The preferred stock is nonvoting and is redeemable at the option of TMC at a liquidation preference of $100 per share plus an amount equal to unpaid cumulative dividends. Cumulative undeclared dividends related to the preferred stock at December 31, 1997 are $34.3 million.

(5) Income taxes-

TMC is included in TAI's consolidated federal income tax return. TMC has entered into a tax sharing agreement with TAI which requires TMC to calculate its federal income tax liability on a separate company basis. At December 31, 1997, TMC had net operating loss (NOL) carryforwards of approximately $370.1 million which are available to reduce future income tax liabilities and which are subject to review by the Internal Revenue Service. Approximately $23.5 million of the carryforwards expire from 2000 through 2002; the remainder expire during the years 2003 through 2010. The difference between tax NOL carryforwards and the accumulated deficit at December 31, 1997, relates primarily to differences in the treatment of oil and gas acquisition, exploration and development expenditures and mineral property expenditures for tax and financial reporting purposes.

TMC accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). The statement requires that deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their bases for financial reporting purposes. In addition, SFAS 109 requires the recognition of future tax benefits, such as net operating loss carryforwards
(NOLs), to the extent that realization of such benefits are more likely than not. As of December 31, 1997, TMC had a deferred tax asset of $166.6 million attributable to tax NOL carryforwards and a tax basis in excess of book basis. Due to the uncertainty that any of the deferred tax asset will be realized, a valuation allowance of the entire amount has been recorded.

(6) Related-party transactions-

Cash in excess of operating requirements is advanced to TAI under an interest-bearing central cash management program. Interest on funds advanced to TAI is paid by TAI monthly at prime rate. TMC earned $8.3 million, $5.9 million and $3.9 million in 1997, 1996 and 1995, respectively, in interest on funds advanced to TAI.

TMC was charged $10.3 million, $9.7 million and $13.0 million in 1997, 1996 and 1995, respectively for interest on notes payable to affiliates (see Note 3).

TMC was charged $1.6 million, $1.3 million and $1.7 million in 1997, 1996 and 1995, respectively, by TOTAL and other affiliates for various services and costs.

TMC charged $5.1 million, $3.6 million and $2.9 million in 1997, 1996 and 1995, respectively, to TOTAL and other affiliates for various services and costs.

TMC had crude oil sales of $0.9 million in 1995, with no similar sales in 1997 or 1996, to an affiliate of TOTAL.

(7) Employee benefits-

TMC participated in a nonqualified stock-based compensation plan whereby its employees could purchase shares of TOTAL at prices less than quoted market prices. The discounted price was established in conjunction with TOTAL's worldwide employee stock purchase program. The cumulative discount on 30,750 American Depository Shares issued was $0.3 million which was recorded as compensation expense and recognized as a capital contribution from its parent.

TMC has a defined contribution plan covering substantially all employees under which an amount equal to 6% of each employee's compensation is contributed by TMC to the plan each year. TMC has another defined contribution plan covering substantially all employees under which participating employees may make tax-deferred contributions which are matched by TMC up to 4% of the employee's compensation. TMC contributed $1.0 million in both 1997, 1996 and $1.1 million in 1995 to these plans.

TMC sponsors a health and life insurance plan that covers a fixed group of retirees. The plan is noncontributory and unfunded. In December, 1990, the FASB issued a statement which required a change in the method of accounting for postretirement benefits other than pensions from a pay-as-you-go basis to an accrual basis. In adopting the statement effective January 1, 1993, TMC immediately recognized its transition obligation. The accumulated postretirement benefit obligation (APBO) of $0.7 million at December 31, 1997 and $0.8 million at December 31, 1996 are included in Other Long-Term Liabilities. The net periodic postretirement benefit costs were $0.1 million for 1997, 1996 and 1995 consisting of interest costs. The unrecognized loss from past experience and changes in assumptions is $0.1 million resulting in an accrued postretirement benefit cost of $0.6 million at December 31, 1997.

In calculating the APBO, medical inflation is expected to continue to be higher than the general inflation rate. For 1998, the health care cost trend is expected to be 7%, but gradually reducing to 5.5% by the year 2000. A one percentage-point increase in this trend would have a negligible effect on the APBO as of December 31, 1997 and December 31, 1996, and the net periodic postretirement benefit cost for each year. The discount rate used to measure the APBO was 7% for 1997 and 1996. The objective of the discount rate is to determine the single amount that, if invested in a portfolio of high-quality debt instruments, would yield the necessary cash flows to pay the APBO when due.

(8) Commitments and contingencies-

TMC is a party to litigation arising in the ordinary course of business. Management believes that the outcome of any pending litigation will not have a material adverse effect on TMC's financial condition.

TMC's operating lease rental expense (exclusive of oil and gas lease rentals) was $0.7 million for 1997, 1996 and 1995. Future minimum rental payments under noncancelable operating leases are $0.2 million for the year 1998, and $0.2 million for the year 1999.

(9) Supplemental oil and gas producing activities (unaudited)-

Costs incurred in oil and gas producing activities
Costs incurred in oil and gas producing activities are set forth below for the years indicated:

                                       1997       1996      1995
Property acquisition costs:               (Thousands of Dollars)
  Proved                               $ 1,014     $    90    $2,730
  Unproved                             12,840     1,122     612
  Exploration                          9,523      8,184     9,514
  Development                          57,804     39,046    34,046
                                       -------    -------   -------
Total costs                            $81,181    $48,442   $46,902
                                       =======    =======   =======

Capitalized costs
Capitalized costs relating to oil and gas producing activities at December 31 are set forth below for the years indicated:

                                      1997       1996       1995
                                          (Thousands of Dollars)

Proved properties                     $592,235   $612,485   $588,796
Unproved properties                   14,109     4,896      4,646
                                      ---------  ---------  ---------
Total capitalized costs               606,344      617,381  593,442
Accumulated depreciation,  depletion, (446,340)  (482,145)  (456,048)
 and amortization
                                      ---------  ---------  ---------
Net capitalized costs                 $ 160,004  $ 135,236  $ 137,394
                                      =========  =========  =========

Results of operations for oil and gas producing activities
Results of operations for oil and gas producing activities are set forth below for the years indicated:

                                     1997      1996      1995
                                         (Thousands of Dollars)

Revenues                             $113,410  $122,662  $ 89,967
Production costs                     (28,845)  (27,274)  (26,855)
Exploration expenses and impairment  (11,417)  (6,921)    (8,310)
Depreciation, depletion and
 amortization and valuation
 allowances                          (39,313)  (42,275)  (71,307)
                                     -------   -------   -------
Results of oil and gas
 producing activities                $33,835   $46,192   $(16,505)
                                     =======   =======   =======

Proved oil and gas reserves
Reserve estimates presented herein were prepared by TMC. TMC cautions that there are many uncertainties inherent in estimating proved reserve quantities, and in projecting future production rates and the timing of development expenditures. In addition, estimates of new discoveries are more imprecise than those of properties with a production history. Accordingly, these estimates are subject to change as additional information becomes available.

Proved oil and gas reserves are the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods.

Net quantities of proved reserves and proved developed reserves of crude oil (including condensate and natural gas liquids) and natural gas (all of which are located within the United States), as well as the changes in proved reserves during the periods indicated, are set forth in the following tables:

                                                    Oil        Gas
                                                  (Bbls)       (MCF)
Proved reserves:                                      (Thousands)

Balance, December 31, 1994                       10,729     137,360

  Revisions of previous estimates                 1,079       8,982
  Extensions, discoveries and other additions       571      16,721
  Improved recovery                               1,584            -
  Purchase of reserves in-place                     428           1
  Production                                     (2,431)    (32,005)
                                               ---------   ---------
Balance, December 31, 1995                       11,960     131,059

  Revisions of previous estimates                 1,317       8,355
  Extensions, discoveries and other additions       426      35,041
  Improved recovery                               1,500            -
  Sales of reserves in-place                        (78)     (2,607)
  Production                                     (2,182)    (34,025)
                                               ---------   ---------
Balance, December 31, 1996                       12,943     137,823

  Revisions of previous estimates                  (339)     (4,029)
  Extensions, discoveries and other additions      1,253    55,847
  Improved recovery                                1,540           -
  Purchase of reserves in-place                      110         552
  Sales of reserves in-place                       (566)     (3,675)
  Production                                     (1,675)    (34,940)
                                               ---------   ---------
Balance, December 31, 1997                        13,266     151,578
                                                  ======     =======

Proved developed reserves:

Balance, December 31, 1994                       10,605     132,278
                                                  ======      ======
Balance, December 31, 1995                       11,955     128,904
                                                  ======      ======
Balance, December 31, 1996                       12,932     135,702
                                                  ======      ======
Balance, December 31, 1997                        13,006     148,047
                                                  ======      ======

Standardized measure of discounted future net cash flows
This information is presented specifically in accordance with Statement of Financial Accounting Standards No. 69 and does not necessarily yield the best estimate of fair market value of TMC's oil and gas properties nor should it be viewed as a forecast of future economic conditions, revenues or profits.

The following table sets forth in thousands of dollars the standardized measure of the discounted future net cash flows attributable to TMC's proved oil and gas reserves. Future cash inflows were computed by applying year-end prices of oil and gas to the estimated future production of proved oil and gas reserves. Future prices actually received may differ from the estimates in the standardized measure.

Future production and development costs represent the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. There are no future income taxes because TMC's NOL carryforwards and tax basis exceeds future net cash flows. The resulting annual net cash inflows are then discounted using a 10% annual rate.

                                      1997       1996       1995
                                           (Thousands of Dollars)

Future cash inflows                   $ 596,600  $ 802,300  $ 482,300

Future production costs               (236,900)  (224,600)  (175,900)
Future development costs              (42,700)   (46,900)   (50,200)
                                      --------   --------   --------
    Total future costs                (279,600)  (271,500)  (226,100)
Future net cash inflows
  before future income taxes          317,000    530,800    256,200
Discount at 10% per annum             (91,500)   (167,300)  (72,400)
                                      ---------  ---------  ---------
Discounted future net cash inflows
  before future income taxes          225,500    363,500    183,800
Discounted future income taxes        -          -          -
                                      -------    -------    -------
Standardized measure of discounted
  future net cash flows               $225,500   $ 363,500  $ 183,800
                                      ========   =========  =========


The   following  are  the   principal sources of change in the standardized
measure of discounted future net cash flows.



                                      1997       1996       1995
                                           (Thousands of Dollars)

Beginning balance                     $ 363,500  $ 183,800  $148,700
Revisions to reserves proved in prior
years:
  Net changes in prices and           (173,500)  137,900    41,100
   production costs
  Net changes due to revisions in     (5,600)    30,400     17,800
   quantity estimates
  Net changes in estimated future     2,700      1,900      1,500
   development costs
  Accretion of discount               36,400     18,400     14,900
  Changes in production rates
   (timing) and other                 (15,300)   (12,800)   (11,500)
                                      ---------  ---------  ---------
      Total revisions                 (155,300)  175,800    63,800
New field discoveries and extensions
 and improved recovery, net of future
 production and development costs
 and development costs                116,400    101,800    35,700
Purchase of reserves in-place         800        -          2,000
Sale of reserves in-place             (12,200)   (3,700)    200
Sales of oil and gas produced, net of
  production costs                    (87,700)   (95,700)   (70,600)
Previously estimated development
 costs incurred                       -          1,500      4,000
                                      ---------  ---------  ---------
Net change in standardized measure of
  discounted future net cash flows    (138,000)  179,700    35,100
                                      ---------  ---------  ---------
Ending balance                        $ 225,500  $ 363,500  $ 183,800
                                      =========  =========  =========

UNAUDITED CONSOLIDATED STATEMENTS OF
OPERATIONS
TOTAL Minatome Corporation and Subsidiary

Nine months ended September 30, (in           1998        1997
thousands)

Operating Revenues                          $ 69,417   $ 98,982
                                            --------   -------

Operations and maintenance                  30,982     30,469
Depreciation, depletion and amortization    27,356     30,273
Taxes, other than income taxes              2,723      3,116
                                            -------    -------

Total operating expenses                    61,061     63,858
                                            -------    -------

Operating Income                            8,356      35,124
                                            -------    --------

Other Expense
Interest expense                            (4,994)    (7,757)
Other, net                                  (429)      (414)
                                            -------    -------

Total other expense                         (5,423)    (8,171)
                                            --------   --------

Net Income                                  $   2,933  $  26,953
                                            =========  ========




The accompanying Notes are an integral part of these financial statements.





UNAUDITED CONSOLIDATED BALANCE SHEETS
TOTAL Minatome Corporation and Subsidiary
                                            September   December
                                               30,        31,
(in thousands)                                1998        1997

ASSETS

Current Assets                              $  27,746  $ 120,702

Property, Plant and Equipment, net          165,038    163,163

Other Assets                                5,095      5,951
                                            ------     -------

Total Assets                                $ 197,879  $ 289,816
                                            =======    =======


CAPITAL AND LIABILITIES

Current Liabilities                         $  48,313  $ 39,151

Other Long-Term Liabilities                 13,069     128,570

Total Stockholders' Equity                  136,497    122,095
                                            --------   --------

Total Capital and Liabilities               $197,879   $ 289,816
                                            ========   =========



The accompanying Notes are an integral part of these financial statements.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
TOTAL Minatome Corporation and Subsidiary


All adjustments to the unaudited financial statements which are, in the opinion of management, necessary for a fair statement of the results of operations for the interim periods have been recorded. Such adjustments consisted of normal recurring items and immaterial adjustments. The consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes for the years ended December 31, 1997, 1996, and 1995, included in this Form 8-K.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


The accompanying unaudited pro forma consolidated statements of income for the year ended September 30, 1998 include pro forma acquisition adjustments that give effect to the acquisition of the Acquired Company as if such acquisition had been completed October 1, 1997. The accompanying unaudited pro forma consolidated balance sheet as of September 30, 1998 includes the acquisition of the Acquired Company as if such acquisition had occurred on September 30, 1998.

The unaudited pro forma consolidated financial statements are based on the assumptions set forth in the notes to such statements. Such pro forma information should be read in conjunction with the Company's financial statements and related notes thereto and is not necessarily indicative of the results that actually would have occurred had the transactions been in effect on the dates or for the periods indicated, or of results that may occur in the future.

UNADUTIED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
Energen Corporation

                                Pro Forma Adjustments

Year Ended                      Acquired  31% Sold      Purchase
September 30, 1998  Historical  Company  To Westport  Adjustments  Pro Forma
(in thousands, except
 per share data)

Operating Revenues                            (A)
Natural gas
 distribution       $369,940                                       $369,940
Oil and gas production
 activities          132,687    $102,328 ($31,722)                  203,293
                    --------    -------- --------      ---------   --------
Total operating
 revenues            502,627     102,328  (31,722)                  573,233
                    --------    -------- --------      ---------   --------

Operating Expenses
Cost of gas          174,051                                        174,051
Operations and
 maintenance         148,376      44,712  (13,860)                  179,228
Depreciation, depletion
 and amortization     80,999      38,302  (11,874)     ($1,787) (B)    105,640
Taxes, other than
 income taxes         37,716       3,925   (1,217)                   40,424
                    --------    -------- --------      -------     --------

Total operating
 expenses            441,142      86,939  (26,951)      (1,787)     499,343
                    --------    -------- --------      -------     --------

Operating Income      61,485      15,389   (4,771)       1,787       73,890
                    --------    -------- --------      -------     --------

Other Income
 (Expense)
Interest expense,
 net of amounts
 capitalized         (30,001)     (7,655)   2,373     (7,355)(C)    (42,638)
Other, net             2,544      (2,157)     669                     1,056
                    --------    --------  -------      ------      --------

Total other income
 (expense)           (27,457)    (9,812)    3,042     (7,355)      (41,582)
                    --------    -------  --------     -------      --------

Income Before Income
 taxes                34,028      5,577    (1,729)      (5,568)     32,308
Income taxes          (2,221)         0         0       (688)(D)    (2,909)
                    --------    -------  --------      --------    --------

Net Income          $ 36,249    $  5,577  ($1,729)    $ (4,880)    $ 35,217
                    ========    ======== ========      ========    ========

Basic Earnings
 Per Share          $  1.25                                        $   1.21
                    =======                                        ========

Basic Average Shares
 Outstanding         29,084                                          29,084
                    =======                                        ========


The accompanying notes are an integral part of these financial statements.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

Energen Corporation

                                Pro Forma Adjustments

Year Ended                      Acquired  31% Sold      Purchase
September 30, 1998  Historical  Company  To Westport  Adjustments  Pro Forma
(in thousands)

Assets

Current Assets      $218,453    $ 27,746   ($8,601)                $ 237,598

Property, Plant and
 Equipment
Oil and gas
 properties          427,734     165,038   (51,162)    $ 20,726(E)   562,336
Utility plant        324,677                                         324,677
Other property         3,933                                           3,933
                    --------    -------- ---------     --------    ---------
Total property, plant
 and equipment, net  756,344     165,038   (51,162)      20,726      890,946
Other Assets          18,658       5,095    (1,579)                   22,174
                    --------    -------- ---------     --------    ---------
Total Assets        $993,455    $197,879 ($61,342)     $ 20,726    $1,150,718
                    ========    ======== ========      ========    ==========

Current Liabilities
Notes payable to
 banks              $153,000                           $124,245(E) $  277,245
Other current
 liabilities         131,241    $ 48,313 ($14,977)      (13,733)(E)   150,844
                    --------    -------- --------      --------    ----------

Total current
 liabilities         284,241      48,313  (14,977)      110,512       428,089

Deferred Credits and
 Other Liabilities     7,183      13,069   (4,051)        4,397(E)     20,598

Commitments and
 Contigencies              0                                                0

Capitalization
Common stock             293                                              293
Premium on capital
 stock               195,874                                          195,874
Retained earnings and
 capital surplus     133,082     136,497  (42,314)      (94,183)(E)   133,082
                    --------    -------- --------      --------    ----------

Total common shareholders'
 equity              329,249     136,497   (42,314)     (94,183)      329,249
Long-term debt       372,782                                          372,782
                    --------    -------- ---------     --------    ----------

Total
 capitalization      702,031     136,497  (42,314)      (94,183)      702,031
                    --------    -------- --------      --------    ----------

Total Capital and
 Liabilities        $993,455    $197,879 ($61,342)     $ 20,726    $1,150,718
                    ========    ======== ========      ========    ==========


The accompanying Notes are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Energen Corporation


The accompanying unaudited pro forma consolidated financial statements of the Company have been prepared to reflect adjustments to the Company's historical financial statements for the acquisition of the Acquired Company, on the dates indicated, for a net investment of approximately $134.6 million, including the assumption of certain legal and financial obligations.

   The pro forma adjustments are described as follows:

      (A)Represents pro forma adjustments to reflect the sale of a 31 percent undivided interest in TOTAL's assets to Westport immediately upon closing the transaction.

      (B)Represents pro forma adjustments to reflect reduced estimated depreciation, depletion and amortization attributable to the acquisition as if such acquisition had occurred on October 1, 1997. The reduced depreciation, depletion and amortization amounts were calculated on the unit-of-production method based on pro forma capitalized costs and estimated future development, dismantlement and abandonment costs and estimates of total pro forma proved reserves. The Company's actual and pro forma depletion rates for the year ended September 30, 1998, were $0.87 and $0.86 per Mcfe produced, respectively.

      (C)Represents pro forma adjustments to reflect increased interest expense as if the Company incurred borrowings under its credit agreement to finance the $124.2 million acquisition cash outlay cost at an average interest rate of 5.92% for the Acquired Company as of October 1, 1997.

      (D)Represents pro forma adjustments for estimated federal and state income tax benefit using a tax rate of 40%.

      (E)Represents pro forma purchase adjustments to reflect the acquisition of the Acquired Company for total net investment of approximately $134.6 million as if such acquisition occurred on September 30, 1998. These adjustments include a $4.4 million accrual for severance benefits, a $13.7 million adjustment for the payment of an intercompany liability and a $124.2 million adjustment for the cash outlay cost of the acquisition.